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                                                                  EXHIBIT 11.1

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                 USA TRUCK, INC.


                                                             Three Months Ended
                                                                 March 31,
                                                     ------------------------------
                                                         2001              2000
                                                     -------------    -------------
Numerator:
  Net loss and comprehensive loss                    $    (404,910)   $    (394,385)
                                                     =============    =============

Denominator:
 Denominator for basic earnings per share-
 Weighted average shares                                 9,224,550        9,266,229
 Effect of dilutive securities - Employee
 stock options                                               7,537           22,747
                                                     -------------    -------------

Denominator for diluted earnings per share -
 Adjusted weighted average shares and
 Assumed conversions                                     9,232,087        9,288,976
                                                     =============    =============

Basic loss per share                                 $       (0.04)   $       (0.04)
                                                     =============    =============

Diluted loss per share                               $       (0.04)   $       (0.04)
                                                     =============    =============




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